Exhibit 14.1
(REVISED MARCH 2011)
BANCORP OF NEW JERSEY, INC.
BANK OF NEW JERSEY
CODE OF CONDUCT AND ETHICS FOR
DIRECTORS AND EXECUTIVE OFFICERS
INTRODUCTION. The Board of Directors of Bancorp of New Jersey, Inc. (referred to as the “Company”) have adopted this Code of Conduct and Ethics (referred to as the “Code”) to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company and its subsidiaries, including Bank of New Jersey (the “Bank”);

•	Compliance with applicable governmental laws, rules and regulations and the rules and regulations of any national securities exchange on which the Company’s securities are listed and with applicable policies and procedures of the Company and the Bank;

•	The prompt internal reporting of violations of the Code to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”); and

•	Accountability for adherence to the Code.
This Code is applicable to all directors and executive officers of the Company and its subsidiaries, including the Bank. The Company and the Bank have also adopted a separate Code of Ethics and Business Conduct, which is applicable to all employees of the Company and the Bank.
Directors and executive officers stand in a fiduciary relationship to the Company and the Bank, to Bank’s account holders and to the Company’s shareholders. As a result of this fiduciary relationship, directors and executive officers have a duty to conduct themselves in an ethical manner and to avoid actual or apparent conflicts of interest.
Among other things, this Code describes certain conflicts of interest and usurpations of corporate opportunity; describes the policies the Company and the Bank have adopted to avoid abuses in those areas; and establishes procedures for dealing with violations of the Code. All directors and executive officers who are affected by this Code will receive a copy of the Code and will be required to become familiar with it. Further, all such persons will be informed that their continued association with the Company and the Bank depends upon their full compliance with the Code and the Company’s and the Bank’s other policies.
Questions concerning this Code may be referred to the Board of Directors of the Company or the Bank or any committee designated by either of them.

I.	COMPLIANCE WITH LAWS AND REGULATIONS
It is the policy of the Company and the Bank to comply with all applicable laws, rules and regulations, as well as the rules and regulations of any national securities exchange on which the Company’s securities are listed (collectively, “Regulations”). Each director and executive officer is expected to be familiar with the Regulations that impact and control his or her specific duties, and to comply with all such Regulations. No director or executive officer may ask or pressure another director, officer or employee to break any Regulations.
II.	COMPLIANCE WITH POLICIES; DISCLOSURE
Directors and executive officers shall observe all applicable policies and procedures of the Company and the Bank, as adopted and in effect from time to time (collectively, “Company Policies”). Directors and executive officers who are involved in preparing reports and other documents filed with the SEC and other public communications shall observe the applicable Company Policies, including internal controls over financial reporting and disclosure controls and procedures. All directors and executive officers shall cooperate fully in any matters relating to the gathering of information and the preparation of such filings and communications in order to promote full, fair, accurate, timely, and understandable disclosures in such filings and communications.
III.	IDENTIFICATION OF AREAS OF CONCERN REGARDING USURPATIONS OF CORPORATE OPPORTUNITY AND CONFLICTS OF INTEREST
A.	Definitions
As used in this Code, these definitions apply to following terms:

“Affiliated Person” means any director or executive officer of the Company or the Bank and any other Person which would be an “Affiliated Person” of the Company or the Bank, as defined in the regulations of the New Jersey Department of Banking and Insurance at N.J.A.C. § 3:1-10.1 or § 3:1-11.1, or an Insider, or a Related Person.

“Company” means Bancorp of New Jersey, Inc. and its direct and indirect subsidiaries, including the Bank.

“Insider” means any Person defined as an “Insider” in Regulation O of the Board of Governors of the Federal Reserve System (12 C.F.R. § 215.1 et seq.).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, an entity, a joint stock company, a trust, a joint venture or an unincorporated organization.

“Related Person” means any Person defined as a “Related Person” in the Instructions to Item 404(a) of SEC Regulation S-K (17 C.F.R. § 229.404).
B.	Usurpations of Corporate Opportunity
No Affiliated Person may take advantage of a business opportunity for his or her own personal profit, or benefit from a business opportunity, if such business opportunity is one that is within the powers of the Company or the Bank, is of present or potential practical advantage to the Company or the Bank, and has not been rejected by the Board of Directors of the Company in accordance with this Code.

C.	Conflicts of Interest Generally
The corporate opportunities and conflicts of interest described in this Code do not describe all of the situations or transactions that could give rise to a real or potential corporate opportunity or conflict of interest. Directors and executive officers shall avoid actual or apparent conflicts of interest between the accomplishment of the purposes of the Company and the Bank and the personal financial interests of any director or executive officer.
D.	Approval of Certain Conflict of Interest Transactions
Real and Personal Property. None of the Company, the Bank and the subsidiaries of either of them, directly or indirectly, shall purchase or lease from, jointly own with, or sell or lease to, an Affiliated Person any interest in real or personal property unless the transaction is determined by the Audit Committee to be fair and reasonable to the Company, is in compliance with all applicable Regulations, and is approved by the Audit Committee in accordance with this Code.

Extensions of Credit. The Bank may make loans or other extensions of credit to Affiliated Persons only in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans or extensions of credit available to the general public, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans shall be approved in accordance with this Code and shall otherwise comply with applicable Regulations, including Federal Reserve Board Regulation O, regulations of the New Jersey Department of Banking and Insurance, and federal securities laws.

Other Transactions. All other transactions with Affiliated Persons for the provision of goods and/or services to be utilized by the Company or the Bank, for the benefit of the Company or the Bank, shall be subject to compliance with all applicable Regulations and subject to approval in accordance with this Code.
IV.	SPECIFIC POLICIES TO AVOID USURPATIONS OF OPPORTUNITIES AND CONFLICTS OF INTEREST
This section describes the Company’s and the Bank’s specific policies to address conflicts and usurpations of corporate opportunities.
A.	Role of Audit Committee
The Audit Committee is responsible for appropriate review and oversight of all transactions with Affiliated Persons. In the event that any body other than the Audit Committee is primarily responsible for any approval of a transaction with an Affiliated Persons pursuant to applicable Regulations or Company Policies, as is the case with the Board of Directors of the Bank’s responsibility to approve extensions of credit, the Audit Committee shall nonetheless maintain appropriate review and oversight of such transactions and ensure compliance with this Code at least annually.

B.	Identification of Affiliated Persons
Not less than annually, the Company shall prepare a list of all known Affiliated Persons to be distributed to and reviewed by each director and executive officer for completeness and accuracy. This list shall be available for reference by the Board and management when conducting business to identify potential conflicts of interest. All directors and executive officers are further instructed to report all proposed transactions between the Company or the Bank and any known Affiliated Persons to the Chief Executive Officer who shall communicate such information to the Audit Committee.
C.	Usurpations of Corporate Opportunity
The Board of Directors of the Company will periodically review the business of the Company and the Bank, and the powers afforded to them by applicable Regulations, and will identify and communicate to the directors and executive officers the types of transactions which are then considered to be potential opportunities for the Company or the Bank. If a director or executive officer becomes aware of an opportunity that such person reasonably believes presents a potential opportunity for the Company or the Bank, such director or executive officer will promptly make the Company aware of said potential opportunity. No Affiliated Person may act for itself upon any such potential opportunity, unless and until a disinterested and independent majority of the Board, after receiving a full and fair presentation of the matter, has considered and rejected the opportunity; provided, however, that an Affiliated Person may take immediate action to preserve a potential business opportunity for the Company or the Bank, which, if rejected, would be for the Affiliated Person’s benefit. In considering a potential opportunity, the Board shall take into consideration such factors as the Company’s financial resources, the risks entailed, and the projected profitability of the opportunity, as well as management’s views on the opportunity. If time is of the essence in regards to the opportunity, the Board shall meet to consider the opportunity as promptly as practicable.
D.	Purchases and Sales of Assets Involving Affiliated Persons
Any transaction that involves the purchase from, sale to, or joint ownership with, an Affiliated Person, of an interest in real or personal property must (1) receive any required approvals of regulatory authorities confirming that the terms of such transactions are fair to, and in the best interests of the Company or the Bank; (2) be supported by an independent appraisal not prepared by an Affiliated Person or an employee of the Company or the Bank; and (3) be approved in advance by a resolution duly adopted, with full disclosure, by the Audit Committee. Full disclosure must include the Affiliated Person’s source of financing and whether the Company or the Bank has a deposit or other relationship with such source of financing.
E.	Residential Loans Involving Affiliated Persons
Loans secured by an Affiliated Person’s principal residence and loans for construction, adding to, or equipping an Affiliated Person’s principal residence, must be approved in advance by a resolution duly adopted after full disclosure by a majority of the entire Board of Directors of the Bank, with each interested director abstaining from participating, directly or indirectly, in the vote. Full disclosure must include whether the loan is made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to members of the general public, and whether the loan involves more than the normal risk of collectibility or presents other unfavorable features.

F.	Other Extensions of Credit to Affiliated Persons
Any extension of credit to an Affiliated Person other than loans described in paragraph E., above, must be approved in advance by a resolution duly adopted after full disclosure by a majority of the entire Board of Directors of the Bank, with each interested director abstaining from participating, directly or indirectly, in the vote. Full disclosure must include whether the loan is made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to members of the general public, and whether the loan involves more than the normal risk of collectibility or presents other unfavorable features.
G.	Other Transactions Involving Affiliated Persons
All other specific transactions not expressly described in this Code, in which any Affiliated Person will have a direct or indirect material interest, shall be subject to review and approval by the Audit Committee.
V.	CONFLICTS AND CORPORATE OPPORTUNITY CONSIDERATIONS ARISING OUT OF BOARD COMPOSITION

The Boards of Directors of the Company and the Bank are expected to be comprised of many individuals with varied and continuing business and professional experiences, who are sufficiently knowledgeable about various aspects of the business of the Company and the Bank that they can provide proper guidance and management. The nature of the business of the Bank, particularly in connection with real estate and real estate based lending, and the expected knowledge and experience of our directors, have the potential to give rise to conflicts of interest. Sufficient care must be exercised to insure against actual or apparent conflicts of interest and potential usurpations of opportunity by any director or his or her Affiliate Persons whose professional interests overlap with those of the Company and the Bank.

VI.	NOTICE AND SANCTIONS
A.	Notice
Directors and executive officers are hereby put on notice that violations of Regulations and Company Policies, including those concerning conflicts of interest and usurpations of opportunity, jeopardize the good standing and financial health of the Company and the Bank and that such violations will be regarded by the Boards with utmost concern. Directors or executive officers who are found to have violated applicable Regulations or Company Policies may be required to remit to the Company any improper benefits received, may be subject to disciplinary action, including suspension, demotion or discharge in the case of an executive officer, or reprimand or request for resignation in the case of a director, or, if applicable, referral of the matter to governmental authorities.
B.	Reports of Violations, Complaints and Concerns
Directors and executive officers shall report any violations of this Code to the Audit Committee. No director or executive officer shall deliberately provide false information concerning violations of laws, rules, regulations or this Code. A director or executive officer who deliberately fails to report a violation of which he or she is aware, or who deliberately provides false information, may be subject to disciplinary action.

A director or executive officer may report any complaints regarding accounting, internal accounting controls, or auditing matters, or concerns regarding questionable accounting or auditing matters to the Audit Committee on an anonymous basis. If a director or executive officer wants a submission to be anonymous, he or she should not leave or provide his or her name or other personal identifying information. The director or executive officer should provide as much information as possible, including all relevant facts and circumstances that he or she believes should be considered in evaluating the situation. If the director or executive officer requests, the Audit Committee will maintain the confidentiality of the submission to the extent reasonably practicable. The Audit Committee may need to disseminate information and make inquiries in order to properly investigate a matter or take corrective action. Inquiries or other conduct may make it possible to discern the source of the information, even if a submission was made anonymously. The Company or the Bank may be required to disclose information in response to legal proceedings, subpoenas, civil or criminal investigative demands, or similar processes. In addition, the Company or the Bank may be required to disclose publicly the matters pertaining to the violation or any corrective actions.
C.	Matters Not Covered by This Code
The Boards recognize that it is impossible to define every practice that could constitute unethical behavior. The omission of any specific policy of limitation or prohibition, however, should not be regarded as approval of practices or conditions not specifically covered by this Code, and the Boards of Directors will take appropriate action to prevent and eliminate unethical behavior when circumstances so warrant.
D.	Copies of Code
This Code shall be reproduced in writing and given to each prospective director prior to his or her nomination and to every executive officer upon his or her employment or promotion, as applicable.
E.	Waiver
The provisions of this Code may be waived only by the Company’s Board of Directors. The Company shall promptly disclose any such waiver, and the reasons therefor, in accordance with, and to the extent required by, the applicable Regulations.

VII.	POLICY REVISION
This Code shall be reviewed by the Boards of Directors of the Company and the Bank at least annually and revised if appropriate.